Exhibit 99.1

545 E. John Carpenter Freeway, Suite 1300 Irving, TX 75062 ph: 972-444-4900 f: 972-444-4949 www.felcor.com nyse: fch

For Immediate Release:

FELCOR COMMENCES TENDER OFFERS FOR ITS SENIOR SECURED FLOATING RATE NOTES DUE 2011 AND 8 ½% SENIOR NOTES DUE 2011

           IRVING, Texas…September 17, 2009 – FelCor Lodging Trust Incorporated (NYSE: FCH) and its subsidiary FelCor Lodging Limited Partnership (“FelCor LP”), today announced that on September 17, 2009, FelCor LP commenced cash tender offers for all of its $215 million aggregate principal amount of senior secured floating rate notes due 2011 (CUSIP No. 31430Q AY3) and all of its $300 million aggregate principal amount of 8½% senior notes due 2011 (CUSIP No. 31430Q AL1).  In connection with the tender offers, FelCor LP is also soliciting consents to proposed amendments to the indentures governing the 8½% senior notes and the senior secured floating rate notes.  The tender offers and consent solicitations are being made pursuant to the Offer to Purchase and Consent Solicitation Statements (together, the “Offers to Purchase”) and related letters of transmittal, each dated as of September 17, 2009.  The tender offers and consent solicitations for both the 8½% senior notes and the senior secured floating rate notes expire at 11:59 p.m., New York City time, on October 15, 2009 (the “Expiration Date”), in each case unless extended or earlier terminated by FelCor LP.

Holders who validly tender their senior secured floating rate notes and validly deliver their consents prior to the consent payment deadline of 5:00 p.m., New York City time, on September 30, 2009 (the “Consent Date”), will receive the total consideration of $1,000 per $1,000 principal amount of notes, which includes a consent payment of $20 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the settlement date.  Holders who validly tender their senior secured floating rate notes and validly deliver their consents after the Consent Date but on or prior to the Expiration Date, will only receive the tender consideration of $980 per $1,000 principal amount of notes and will not receive the consent payment.

Holders who validly tender their 8½% senior notes and validly deliver their consents prior to the Consent Date will receive the total consideration of $1,000 per $1,000 principal amount of notes, which includes a consent payment of $20 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the settlement date.  Holders who validly tender their 8½% senior notes and validly deliver their consents after the Consent Date but on or prior to the Expiration Date, will only receive the tender consideration of $980 per $1,000 principal amount of notes and will not receive the consent payment.

The proposed amendments to each of the indentures will eliminate substantially all of the restrictive covenants and certain event of default provisions. Holders tendering their notes under each tender offer will be required to consent to all of the proposed amendments related thereto. Additionally, if holders of at least two thirds in aggregate principal amount of the senior secured floating rate notes consent, the collateral securing such notes will be released.  FelCor LP will execute amendments to the indentures containing the proposed amendments promptly following the receipt of the consents required to approve the proposed amendments.

The tender offer for the 8½% senior notes is conditioned upon the valid tender of at least a majority of the outstanding aggregate principal amount of the 8½% senior notes on or prior to the Consent Date, the valid tender of at least 90% in aggregate principal amount of the 8½% senior notes tendered prior to the Expiration Date and the consummation of the tender offer for the senior secured floating rate notes.  The tender offer for the senior secured floating rate notes is conditioned upon the valid tender of at least a majority of the outstanding aggregate principal amount of the senior secured floating rate notes on or prior to the Consent Date and the consummation of the tender offer for the 8½% senior notes.  Both tender offers are further conditioned upon the consummation of a refinancing transaction in which FelCor obtains new financing in an amount sufficient, together with cash on hand, to purchase the notes tendered in each of the tender offers, and upon certain other general conditions, each described in more detail in the Offers to Purchase.

The terms and conditions of the offers to purchase and consent solicitations for the notes, including FelCor LP’s obligation to accept the notes tendered and pay the purchase price therefore, are set forth in the Offers to Purchase.

Copies of the documents can be obtained by contacting Global Bondholder Services Corporation, the Information Agent for the tender offer, at (212) 430-3774 (Banks and Brokers) and toll free at (866) 470-4300 (all others).

J.P. Morgan Securities Inc. is acting as Dealer Manager and Solicitation Agent for the tender offers and consent solicitations. Questions concerning the tender offers and the consent solicitations may be directed to J.P. Morgan at (212) 270-3994 (collect) or (800) 245-8812 (toll free).

This press release is not an offer to purchase, a solicitation of, or acceptance of, the offers to purchase, or a solicitation of consents, which may be made only pursuant to the terms of the applicable Offer to Purchase and related letter of transmittal.  Those documents should be consulted for additional information regarding delivery procedures and the conditions for the tender offer.

FelCor, a real estate investment trust, is the nation’s largest owner of upper upscale, all-suite hotels. FelCor owns interests in 87 hotels and resorts, located in 23 states and Canada.  FelCor’s portfolio consists mostly of upper upscale hotels, which are flagged under global brands - Embassy Suites Hotels®, Doubletree®, Hilton®, Marriott®, Renaissance®, Sheraton®, Westin® and Holiday Inn®. Additional information can be found on the Company’s Web site at www.felcor.com.

With the exception of historical information, the matters discussed in this news release include “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Contact:
Stephen A. Schafer, Vice President Strategic Planning & Investor Relations
(972) 444-4912    sschafer@felcor.com
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